Exhibit 10.5
FRESENIUS MEDICAL CARE
AG & Co. KGaA
PHANTOM STOCK PLAN 2011

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1.	Preamble and Purpose

1.1	The management board of Fresenius Medical Care Management AG (the General Partner), being the general partner of Fresenius Medical Care AG & Co. KGaA (the Company) and its supervisory board decided to establish a new incentive plan to grant phantom stock to the members of the management board of the General Partner, to members of the management boards of Affiliated Companies of the Company and to managerial staff members (Führungskräfte) of the Company and Affiliated Companies within the FMC Group (the Phantom Stock). The Phantom Stock shall entitle the relevant person to request a cash payment from the Company in line of the following provisions.

1.2	This phantom stock plan (the Plan) contains the requirements, conditions and procedures for the grant and exercise of Phantom Stock (the Phantom Stock Conditions) and has been adopted by the General Partner and, in so far as members of the management board of the General Partner are entitled under this plan, by the supervisory board of the General Partner.

1.3	The purpose of this Plan is to align the interests of the management boards and the managerial staff members with the interest of the shareholders in encouraging the long term growth of the Company. This Plan offers the Participants an internationally competitive and transparent remuneration component which combines the long term benefits for the Participants with the sustained success of the Company. The Plan therefore constitutes an incentive to direct decisions at the achievement of the ambitious, clearly defined Success Target for the Company.

2.	Grant of Phantom Stock

2.1	The Phantom Stock will be granted to the Participants within a time period of five years starting with the first Grant Date. The grants will be made two times a year with effect as of the last Monday in July and/or the first Monday in December (both days are referred to as the Grant Date in each case). The Grant Date can, however, be subject to deviation in the case of objective grounds (sachliche Gründe), decided by the General Partner’s supervisory board with respect to Phantom Stock granted to the management board of the General Partner, otherwise by the General Partner.

2.2	The grant of Phantom Stock will be made without any payment by the Participant.

2.3	The grant shall be made in text form.

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2.4	The Phantom Stock will not be evidenced by certificates.

3.	Phantom Stock

3.1	Phantom Stock issued under the Plan entitles the holders of Phantom Stock to receive a payment in Euro from the Company by exercising the Phantom Stock in accordance with the terms of the Phantom Stock Conditions.

3.2	One Phantom Stock carries the entitlement to receive the Stock Exchange Price of one Share of the Company on the Exercise Day (the Phantom Stock Proceeds). Clause 5.1 (a) and Clause 6 remain unaffected.

4.	Participants and Distribution of the Phantom Stock

4.1	For the individual members of the management board of the General Partner its supervisory board will decide who is entitled to receive Phantom Stock. For the other Participants the General Partner will decide this.

4.2	The number of Phantom Stock to be granted to a Participant is determined on the basis of individual performance of the Participant and the Participant’s responsibilities within the FMC Group. This determination will be made in the case of management board members of the General Partner by its supervisory board. The General Partner makes the determination for the other Participants.

4.3	There is no legal right to the receive Phantom Stock on the basis of this Plan. The status or possible status of an employee as Participant or the fact that a Participant was granted Phantom Stock in the past cannot be interpreted as an obligation that this employee or a possible Participant in general or in future will be granted Phantom Stock. In particular no operational practice (betriebliche Übung) is constituted by the grant of Phantom Stock. This applies even if Phantom Stock is granted in several successive years.

5.	Conditions for the Exercise of Phantom Stock

For the exercise of Phantom Stock, all of the following conditions, subject to the general Phantom Stock Conditions, must be fulfilled.

5.1	Exercise Period / Waiting Period / Black-Out Periods
(a)	Unless otherwise expressly stated in these Phantom Stock Conditions, Phantom Stock may be exercised only within one year after the

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expiration of the Waiting Period, not, however, during any Black-Out Period (the Exercise Period). For Participants who are US tax payers the Phantom Stock is deemed to be exercised in any event on the 1st of March of the year following the end of the Waiting Period or, in case the 1st of March is not a Banking Day, on the first Banking Day following the 1st of March. The payment of the Phantom Stock Proceeds shall be effected directly after the Exercise Day, with respect to US tax payers in any case no later than 15th of March.

(b)	The Waiting Period is four years from the Grant Date in each case (the Waiting Period).

(c)	If the management board of the General Partner is concerned, its supervisory board, and if other Participants are concerned, the General Partner shall, in justified exceptional cases, determine certain periods, during which the Phantom Stock may not be exercised (the Black-Out Periods). The beginning of a Black-Out Period will be notified to the Participants in due time in advance.
5.2	Success Targets / (Partial) Forfeiture in case of Non-achievement
(a)	The Success Target is achieved if within the Waiting Period either the adjusted basic income per Share has increased by at least eight per cent per annum in comparison to the previous year in each case or — if this is not the case — the compounded annual growth rate of the adjusted basic income per Share during the four years of the Waiting Period reflects an increase of at least eight per cent per annum.

(b)	The adjusted basic income per Share shall be calculated following the US-GAAP (Generally Accepted Accounting Principles) methodology based upon the hereafter described adjusted net income as follows:

The adjusted net income corresponds to the net income attributable to the Company shown in the consolidated financial statements of the Company (prepared in accordance with the accountancy principles of US-GAAP),
(i)	to which is added the costs shown in the relevant consolidated financial statement for:
•	— provided that the costs occur only once — the purchase, integration and financing of companies or dialysis clinics, including the costs in connection with

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—	any costs and expenses attributable to liability exposure existing already prior to the time of acquisition and/or

—	the sale of dialysis clinics irrespective of whether this was ordered by the competent anti-trust authority or not;
•	extraordinary items in the meaning of the US-GAAP;

•	changes to US-GAAP accounting principles in the first year after such policies become effective; and

•	any tax effects in respect to the above mentioned points; and
(ii)	from which is subtracted any gains shown in the consolidated financial statements in each case by reference to the following
•	the sale of dialysis clinics irrespective of whether this was ordered by the competent anti-trust authority or not;

•	extraordinary items as defined under US-GAAP;

•	changes to US-GAAP accounting principles in the first year after such policies become effective; and

•	any tax effects in respect to the above mentioned points.
(c)	The determination of the adjusted basic income per Share and changes thereto compared to the adjusted basic income per Share of the relevant comparison year will be verified in a binding manner in each case by the auditors of the Company on the basis of the audited consolidated financial statements with regard to the question of the admissibility of exercise of Phantom Stock.

(d)	If with regard to one or more of the four comparison periods within the Waiting Period neither the adjusted basic income per Share increases by at least eight per cent per annum in comparison to the previous year nor the compounded annual growth rate of the adjusted basic income per Share during the four years of the Waiting Period reflects an increase of

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at least eight per cent per annum, the Phantom Stock issued in each case are forfeited only in the proportion in which the Success Target has not been achieved within the Waiting Period, i.e. for one quarter, two quarters, three quarters, or completely.
5.3	Personal Preconditions for Exercise
(a)	The Participant must at the time of exercise be in an employment or service relationship with the Company, a domestic or foreign Affiliated Company in the FMC Group or with the General Partner.

(b)	Clause 9 (Phantom Stock in Special Cases) remains unaffected.
6.	Exercise of Phantom Stock

6.1	The entitled person can exercise the Phantom Stock exercisable under Clause 5 in whole or in part in each case. For Participants who are US tax payers Clause 5.1 (a) applies in lieu of the following provisions regarding the exercise of Phantom Stock.

6.2	The exercise of the Phantom Stock must be declared in writing to the Company or, if a Phantom Stock Office is nominated under Clause 8 (Phantom Stock Office), to this Phantom Stock Office in text form (the Exercise Declaration). The Exercise Declaration must be received within the Exercise Period and must contain the declaration as to how many Phantom Stock of the entitled person are exercised. If the Exercise Declaration is not received within the Exercise Period Clause 6.5 applies.

6.3	The exercise of Phantom Stock is irrevocable and cannot be made subject to any conditions whatsoever.

6.4	In case a Phantom Stock Office is named by the Company, Phantom Stock can only be exercised if Participants grant an irrevocable power-of-attorney in writing to the Phantom Stock Office in the form provided to entitle the Phantom Stock Office to make all declarations and undertake all actions necessary for the exercise of Phantom Stock.

6.5	In order to avoid forfeiture the Phantom Stock in any event is deemed to be exercised on the last day of the Exercise Period if the Phantom Stock has not been exercised within the Exercise Period and/or not been exercised in accordance with the foregoing provisions. If the last day of the Exercise Period is not a Banking

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Day, the Phantom Stock is deemed to be exercised on the first Banking Day following the last day of the Exercise Period.

6.6	The entitled person shall inform the Company of its bank account details. Otherwise the Company will transfer the Phantom Stock Proceeds to the account known by the Company.

7.	Effectiveness of the Exercise of Phantom Stock

The exercise of Phantom Stock shall be effective on the day of receipt by the Company of the Exercise Declaration or if a Phantom Stock Office is named, by the Phantom Stock Office if the receipt is within the Usual Banks’ Working Hours, otherwise on the next following Banking Day (in each case the Exercise Day). In cases where Phantom Stock is deemed to be exercised the Exercise Day is equivalent to the day of the assumed exercise.

8.	Phantom Stock Office

For technical processing of the exercise of the Phantom Stock, the management board of the General Partner can instruct a service provider to act as a Phantom Stock Office.

9.	Phantom Stock in Special Cases

9.1	Leaving on Age Grounds
(a)	If the Participant retires from employment or service with the Company or an Affiliated Company within the FMC Group by reaching the minimum required age for retirement and without having been dismissed, the Phantom Stock remains unaffected. Disability and occupational disability and early retirement shall be equivalent to such retirement. The Participant is obligated to give evidence to the Company or an office named by the Company of the occurrence of the above mentioned cases within two months of the retirement date in an appropriate manner. Otherwise, for the management board of the General Partner, its supervisory board and for the other Participants, the General Partner, may declare the Phantom Stock to be forfeited without replacement.

(b)	For Participants who are US tax payers and who are eligible to retire by reaching 65 years of age the portion of Phantom Stock for which the Success Target has already been achieved is deemed to be exercised on

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the 1st of March following the year after having turned 65 years of age. Each of the other portions of the Phantom Stock for which the Success Target will have been achieved will be deemed to be exercised on the respective 1st of March following the relevant comparison year according to Clause 5.2 (c). The same applies in case of disability or occupational disability of a US tax payer. If a 1st of March is not a Banking Day the Phantom Stock is deemed to be exercised on the first Banking Day following that 1st of March. In case the provisions under Clause 5.2 (c) have not been met on 1st of March or such first Banking Day following 1st of March, the day on which the auditors verify the determination of the adjusted basic income per Share in accordance with Clause 5.2 (c) shall be the Exercise Day. For US tax payers who are members of the management board of the General Partner and have reached 65 years of age the legal consequences and effects stated under this Clause 9.1 (b) shall apply accordingly at the earlier of the expiration of their service contract in effect at the time of the granted Phantom Stock or the end of the Waiting Period.
9.2	Ordinary Termination / Cancellation of Employment by Agreement

If the employment or service relationship of a Participant with the Company or its Affiliated Companies within the FMC Group has ended by termination or agreement, the Phantom Stock that is exercisable under this Plan at the date the employment or service relationship ends shall be deemed exercised and this date shall be the Exercise Day. All other Phantom Stock and/or portions of Phantom Stock shall be deemed forfeited. Clause 9.4 (Extraordinary Termination) remains unaffected.

9.3	Death

In the case of the death of a Participant, Clause 9.1 (Leaving on Age Grounds) applies accordingly. The Heirs of the Participant are entitled to receive the Phantom Stock Proceeds if they give evidence of their entitlement to the Company or an office named by the Company within two months after the death of the Participant upon which the Participant’s estate passes to its Heirs in an appropriate manner; otherwise, for the Phantom Stock of the former members of management board of the General Partner, its supervisory board and for the Phantom Stock of other former Participants, the General Partner, may declare the Phantom Stock to be forfeited without replacement. Clause 9.4 (Extraordinary Termination) remains unaffected. With respect to Heirs of Participants who had

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been US tax payers the legal consequences and effects stated under Clause 9.1 (b) shall apply accordingly with regard to the exercise mechanism.

9.4	Extraordinary Termination

The Participant is not entitled to exercise the Phantom Stock in accordance with Clause 9.2 (Ordinary Termination) if the Participant’s employment or service agreement was terminated for good cause by the Company or by an Affiliated Company within the FMC Group, or if at the time of leaving, there were grounds which would have entitled the Company or an Affiliated Company within the FMC Group, to issue an extraordinary termination. The same applies in case the Phantom Stock shall be exercised in accordance with Clause 9.3 (Death).

9.5	Engagement with Fresenius Group

The Phantom Stock will not be affected by the transfer of a Participant from the Company or from an Affiliated Company within the FMC Group to Fresenius SE & Co. KGaA or to an Affiliated Company of Fresenius SE & Co. KGaA (including Fresenius Management SE).

9.6	Effect of Change in Status as Affiliated Company

If a company is no longer an Affiliated Company within the FMC Group, the employment or service relationship of each Participant who is no longer employed by the Company or an Affiliated Company within the FMC Group shall be deemed to have been terminated according to Clause 9.2 (Ordinary Termination) in the meaning of the Plan and in reference to all Phantom Stock based on the Plan.

9.7	Effect of Change in Status as General Partner

If the General Partner is no longer general partner of the Company, the service agreements of the members of the General Partner’s management board shall be deemed to have been terminated in accordance with Clause 9.2 (Ordinary Termination).

9.8	Individual Cases

In individual cases, the supervisory board of the General Partner can with regard to Phantom Stock of the members of the management board of the General Partner, and the General Partner with respect to Phantom Stock of the other

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Participants, waive or amend the provisions according to Clause 9.1 (Leaving on Age Grounds) to Clause 9.4 (Extraordinary Termination).

10.	Transferability and Forfeiture

10.1	Phantom Stock granted under this Plan and Phantom Stock inherited according to Clause 9.3 are not transferable. Any purported assignment or disposal over Phantom Stock, such as the granting of sub-participations therein, pledging, granting usufruct rights (Nießbrauch) or the formation of a trust, shall be void and invalid. The same applies to legal transactions which are economically equal to a transfer or assignment.

10.2	All unexercised Phantom Stock are forfeited without replacement on expiry of their term, irrespective of whether they were ever exercisable within the terms of these Phantom Stock Conditions.

11.	Taxes, Contributions and other Expenses

11.1	General

All taxes incurred in connection with the Phantom Stock or their exercise shall be borne by the Participant of such Phantom Stock themselves. The obligation of the Company or an Affiliated Company within the FMC Group to pay income tax and other taxes or contributions on behalf of the Participants remains unaffected.

11.2	Foreign Participants in the Plan

If the Participant is not liable for tax in Germany, the above provisions shall apply according to the applicable foreign tax law. The Participant will, as the case may be, receive from the Company or an Affiliated Company a certificate as to the financial benefit received.

11.3	Section 162 (m) U.S. Internal Revenue Code

If the supervisory board of the General Partner, in its sole discretion, determines at the request of the General Partner that the limitations on deductions under Section 162(m) U.S. Internal Revenue Code (the IRC) may apply to a Phantom Stock granted to Participants hereunder, the supervisory board of the General Partner shall be entitled to decide upon the grant of Phantom Stock made to such Participants.

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11.4	Costs

The Participants shall themselves bear all costs in connection with the exercise of the Phantom Stock or will reimburse the Company for these costs.

12.	Procedure, Ending and Adjustment of the Plan

12.1	Unless provided otherwise in this Plan, the terms of the Plan shall be interpreted, waived, adjusted or otherwise administered, for the members of the management board of the General Partner, by its supervisory board and all Phantom Stock granted to members of the management board of the General Partner will be approved by its supervisory board. Otherwise, the Plan shall be interpreted, waived, adjusted or otherwise administered by the General Partner and all Phantom Stock granted to the other Participants will be approved by the General Partner. All acts of the General Partner or its supervisory board in connection with the Plan shall be performed in accordance with German law, the articles of association of the Company and the relevant rules of procedure.

12.2	The General Partner’s supervisory board is entitled to end the Plan with effect for all Participants at any time. The Phantom Stock already granted to the Participants remains unaffected.

12.3	Consistent with the requirement of German Corporate Law and the US-Sarbanes-Oxley-Act the supervisory board of the General Partner is entitled to claim reimbursement of any compensation granted under the Plan (the Compensation) to the Company if, in the view of the supervisory board of the General Partner, during a term of three years starting with the respective Grant Date:
•	The Compensation was predicated upon achievement of financial or other financial results that were subsequently restated or corrected, and

•	the management board member of the General Partner from whom such reimbursement is sought engaged in misconduct or fraud that caused or partially caused the restatement or correction, and

•	a lower payment would have been made to the management board member of the General Partner upon restated or corrected financial results.
12.4	If the rights of the management board of the General Partner are affected, its supervisory board, otherwise the General Partner, is entitled to adjust the Plan at any time. This applies even to dealing with Phantom Stock already granted if this

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does not influence the value of the Phantom Stock or if financial compensation accordingly is granted; however, in the case of Extraordinary Developments the General Partner’s supervisory board is entitled to cap grants of Phantoms Stock made and/or Phantom Stock Proceeds paid to the management board of the General Partner under the Plan. The same applies to the management board of the General Partner with regard to any other Participant.

12.5	The Plan shall be construed, interpreted and administered to comply with Section 409A of the IRC so as to avoid any Phantom Stock resulting in “deferred compensation” to any Participant. In addition, for the members of the management board of the General Partner, its supervisory board and for all other Participants the General Partner is entitled to adjust the Plan and/or the terms of an outstanding Phantom Stock, in each case without the consent of the entitled person of such outstanding Phantom Stock (provided any such adjustment complies with any applicable laws), to the extent that the General Partner or as far as the management board of the General Partner is concerned, its supervisory board, reasonably determines that the adjustment is necessary or advisable in order to preserve the intended tax consequences of the Phantom Stock as not constituting deferred compensation in light of Section 409A IRC and any regulations or other guidance promulgated thereunder. The same applies with regard to tax disadvantages the Company or Participants may suffer according to rules and regulations of any other jurisdiction.

13.	Liability Risks, Exchange Risks and Tax Risks

13.1	The liability of the Company, its legal representatives, employees and agents and the Phantom Stock Office, its legal representatives, employees and agents for simple negligence and consequential loss and loss of profit is excluded.

13.2	The Company grants no warranty for the general market development and price of the shares of the Company after the granting of Phantom Stock or the exercise of Phantom Stock or for any other point or period in time. The acceptance and exercise of Phantom Stock therefore is at the sole risk of each Participant.

13.3	The Company grants no warranty that the tax and contributions deducted in accordance with Clause 11 (Taxes, Contributions and other expenses) or that other tax and contributions payable by the Participants will be charged only on the Phantom Stock Proceeds. The Participants are advised to obtain advice on their personal tax situation.

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14.	Miscellaneous Provisions

14.1	This Plan is subject exclusively to German law. The German text version of the Plan prevails in all cases.

14.2	No provisions contained in this Plan (or in any documents referring to this Plan) transfer to a Participant or possible Participant any right to request the continuation of its employment or service relationship with the Company or any of its Affiliated Companies within the FMC Group. No employment or service agreement can be deducted from this Plan (or from any documents referring to this Plan), nor shall it have any effect on the right of the Company or any Affiliated Company within the FMC Group to change remuneration or other benefits of such Participant or to terminate its employment relationship with or without notice. This applies subject to the provision that this Plan or any document connected therewith will adversely influence any independent contractual right of these persons.

14.3	If any provision of this Plan is invalid, this shall not affect the validity of the remaining provisions of the Plan. The same applies if it is ascertained that the Plan is subject to an omission. In that case, this paragraph shall apply to the effect that the invalid or unenforceable provision shall be substituted or an omission repaired by such provision which most closely corresponds to the intended purpose of this Plan.

14.4	References and headings attributed to individual sections and subsections of this Plan are solely for the purpose of easier reference. These headings are in no case significant or relevant for the interpretation of the Plan.

14.5	No provision in this Plan leads to or infers a presumption that the authority of the General Partner or the authority of its supervisory board to issue Phantom Stock or approve other remuneration connected or not connected to shares granted by any other share based long term incentive program or any other authority may in any way be restricted.

15.	Definitions

15.1	Affiliated Company means any German or foreign enterprise of the Company in the meaning of Sections 15 ff. Stock Corporation Act (Aktiengesetz).

15.2	Banking Days are days on which banks in Frankfurt/Main are open for public business.

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15.3	Black-Out Period is defined in Clause 5.1 (c).

15.4	Company stands for Fresenius Medical Care AG & Co. KGaA, Hof an der Saale, Germany.

15.5	Compensation is defined in Clause 12.3.

15.6	Exercise Day is defined in Clause 7.

15.7	Exercise Declaration is defined in Clause 6.2.

15.8	Exercise Period is defined in Clause 5.1 (a).

15.9	Extraordinary Developments shall mean any kind of extraordinary scenarios in which the price of the Shares and the Company’s intrinsic enterprise value would have lost any reasonably arguable correlation; however, no such Extraordinary Development shall be given in cases in which the price of the Shares rises (even substantially) as a result of the performance of the Participants.

15.10	FMC Group stands for the Company and its Affiliated Companies with the exception of Fresenius SE & Co. KGaA and the Affiliated Companies of Fresenius SE & Co. KGaA in any manner other than through the Company.

15.11	General Partner is the General Partner of the Company, Fresenius Medical Care Management AG, Hof an der Saale, Germany.

15.12	Grant Date is defined in Clause 2.1.

15.13	Heir means the person, the persons, the trust or trusts, which are nominated by a Participant or, if no such nomination is made, is or are entitled by will or law in the event of the death of a Participant, to receive the benefit of the Options under this Plan. The concept “heir” therefore also includes the executor appointed by will or the administrator appointed by the court, if no heir is named and is in a position to act under the given circumstances.

15.14	IRC means the U.S. Internal Revenue Code of 1986 as amended from time to time.

15.15	Phantom Stock is defined in Clause 1.1.

15.16	Phantom Stock Conditions is defined in Clause 1.2.

15.17	Phantom Stock Office is the service provider which can be entrusted by the General Partner with the technical processing of the Phantom Stock.

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15.18	Phantom Stock Proceeds is defined in Clause 3.2.

15.19	Participants are the following groups of persons to whom Phantom Stock may be granted pursuant to the Plan: (i) Members of the management board of the General Partner; (ii) members of the management boards of Affiliated Companies within the FMC Group; and (iii) managerial staff members of the Company and Affiliated Companies within the FMC Group.

15.20	Plan refers to this phantom stock plan of the Company as amended from time to time.

15.21	Share means non-par value bearer ordinary share of the Company.

15.22	Stock Exchange Price means the closing price (Schlusskurs) of the Shares in electronic “Xetra” trading of the Deutsche Börse AG in Frankfurt/Main or a comparable successor system. If no closing price is set in the electronic “Xetra” trading, the General Partner is entitled, with the approval of its supervisory board, to agree on a suitable means of replacing the closing price set in electronic “Xetra” trading.

15.23	Success Target is defined in Clause 5.2.

15.24	Usual bank’s working hours are working hours on Banking Days during which customer orders are taken by bank’s staff.

15.25	Waiting Period is defined in Clause 5.1 (b).

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